EXHIBIT 99.1

NEWS RELEASE for May 18, 2007 at 6:00 AM EDT

Contact:	Allen & Caron Inc

Jill Bertotti (investors)

jill@allencaron.com

Len Hall (media)

len@allencaron.com

(949) 474-4300

AMERIGON HOLDS ANNUAL STOCKHOLDERS MEETING

NORTHVILLE, MI (May 18, 2007) . . . Amerigon Incorporated (Nasdaq:ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today announced that it held its Annual Meeting of Stockholders on Thursday, May 17, at the Company’s offices in Northville, MI, as scheduled. A quorum of stockholders was present in person or by proxy.

The directors elected to serve until the next annual meeting are Daniel R. Coker, President and CEO; Oscar B. Marx, III, Chairman of the Board; Lon E. Bell, Ph.D., President and CEO of Amerigon’s BSST subsidiary; Francois J. Castaing, retired technical advisor to the Chairman of DaimlerChrysler Corporation; John W. Clark, Managing Member of Westar Capital LLC; Maurice E.P. Gunderson, Venture Partner at CMEA Ventures; and James J. Paulsen, retired Ford Motor Company senior executive.

About Amerigon

Amerigon (Nasdaq: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat™ (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ended March 31, 2007 and its Form 10-K for the year ended December 31, 2006.

# # # #